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                                                                    EXHIBIT 23.1

                          INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-111624 of Berkshire Hathaway Inc. on Form S-4/A of our reports dated March 6, 2003, appearing in the Annual Report on Form 10-K of Berkshire Hathaway Inc. for the year ended December 31, 2002 (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the adoption of Statement of Financial Accounting Standards No. 142 "Goodwill and Other Intangible Assets") and to the reference to us under the heading "Experts" in the Prospectuses, which are part of this Registration Statement.

DELOITTE & TOUCHE LLP
Omaha, NE
January 30, 2004